                                                                    Exhibit 4.15

                       FORM OF STANDBY PURCHASE AGREEMENT

                               Dated as of [_____]

                                     Between

                      PETROLEO BRASILEIRO S.A.--PETROBRAS,

                              as Standby Purchaser,

                                       and

                            THE BANK OF NEW YORK, as

                           Trustee for the Noteholders

                               Referred to Herein

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SECTION 1.    Definitions................................................     2

SECTION 2.    Partial Purchase Obligation................................    11

SECTION 3.    Total Purchase Obligation..................................    12

SECTION 4.    Obligations Absolute.......................................    13

SECTION 5.    Independent Obligation.....................................    15

SECTION 6.    Waivers and Acknowledgments................................    15

SECTION 7.    Claims Against the Issuer..................................    16

SECTION 8.    Payments Free and Clear of Taxes, Etc......................    16

SECTION 9.    Covenants..................................................    19

SECTION 10.   Amendments, Etc............................................    22

SECTION 11.   Notices, Etc...............................................    22

SECTION 12.   No Waiver; Remedies........................................    23

SECTION 13.   Indemnification............................................    23

SECTION 14.   Subordination..............................................    23

SECTION 15.   Continuing Agreement; Assignment of Rights Under the
              Indenture and the Notes....................................    24

SECTION 16.   Currency Rate Indemnity....................................    25

SECTION 17.   Governing Law; Jurisdiction; Waiver of Immunity, Etc.......    25

SECTION 18.   Execution in Counterparts..................................    27

SECTION 19.   Pledge of Interests........................................    27

SECTION 20.   Entire Agreement...........................................    28

                                                      Standby Purchase Agreement

                           STANDBY PURCHASE AGREEMENT

          STANDBY PURCHASE AGREEMENT (this "Agreement"), dated as of [_____], between PETROLEO BRASILEIRO S.A.--PETROBRAS (the "Standby Purchaser"), a sociedade do economia mista organized and existing under the laws of the Federative Republic of Brazil ("Brazil"), and THE BANK OF NEW YORK, a New York banking corporation, as successor to JPMORGAN CHASE BANK, N.A., as trustee for the holders of the Notes (as defined below) issued pursuant to the Indenture (as defined below) (the "Trustee").

                                   WITNESSETH:

          WHEREAS, Petrobras International Finance Company, a Cayman Islands limited company and a wholly-owned Subsidiary of the Standby Purchaser (the "Issuer"), has entered into an Indenture dated as of December 15, 2006 (the "Original Indenture") with the Trustee, as supplemented by the [_____] Supplemental Indenture among the Issuer, the Standby Purchaser and the Trustee dated as of [_____] (the "[_____] Supplemental Indenture"). The Original Indenture, as supplemented by the [_____] Supplemental Indenture, and as amended or supplemented from time to time with respect to the Notes, is hereinafter referred to as the "Indenture."

          WHEREAS, the Issuer has duly authorized the issuance of its notes in such principal amount or amounts as may from time to time be authorized in accordance with the Indenture and is, on the date hereof, issuing U.S.$[_____] of its [_____]% Global Notes due [_____] under the Indenture (the "Notes");

          WHEREAS, the Standby Purchaser is willing to enter into this Agreement in order to provide the holders of the Notes (the "Noteholders") with assurances that, if the Issuer shall fail to make all required payments of principal, interest or other amounts due in respect of the Notes and the Indenture, the Standby Purchaser will be obligated, without any action on the part of the Noteholders, to immediately purchase the rights of the Noteholders to receive such amounts in consideration of the payment by the Standby Purchaser of an amount of funds equal to the amounts then owed by the Issuer under the Indenture and the Notes, subject to the provisions hereof;

          WHEREAS, the Standby Purchaser agrees that it will derive substantial direct and indirect benefits from the issuance of the Notes by the Issuer;

          WHEREAS, although the following shall not in any way be a condition to the obligations of the Standby Purchaser hereunder, the Standby Purchaser intends (but is not obligated hereunder) to enter into and maintain at all times during the term of this Agreement arrangements for the import of oil and petroleum products with the Issuer under which payments for such products are expected to be (i) in an aggregate amount at least equal to the total amount owed by the Issuer under the Indenture and the Notes (including any accrued and unpaid interest and any other amounts required to be paid thereunder), (ii) made through the Brazilian exchange market regulated by Banco Central do Brasil and
(iii) applied to off-set (or be used to otherwise


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liquidate) any amounts required to be paid by the Standby Purchaser under this
Agreement in respect of any obligation owed by the Issuer under the Indenture and the Notes;

          WHEREAS, it is a condition precedent to the issuance of the Notes that the Standby Purchaser shall have executed this Agreement.

          NOW, THEREFORE, the Standby Purchaser and the Trustee hereby agree as follows:

          SECTION 1. Definitions. (a) As used herein the following capitalized terms shall have the following meanings:

          "Affiliate," with respect to any Person, means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; it being understood that for purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person shall mean the possession, direct or indirect, of the power to vote 25% or more of the equity or similar voting interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "Agreement" has the meaning set forth in the preamble to this Agreement.

          "Authorized Representative" of the Standby Purchaser or any other Person means the person or persons authorized to act on behalf of such entity by its chief executive officer, president, chief operating officer, chief financial officer or any vice president or its Board of Directors or any other governing body of such entity.

          "Bankruptcy Law" has the meaning specified in Section 14(a).

          "Base Prospectus" has the meaning set forth in the definition of Registration Statement herein.

          "Board of Directors", when used with respect to a corporation, means either the board of directors of such corporation or any committee of that board duly authorized to act for it, and when used with respect to a limited liability company, partnership or other entity other than a corporation, any Person or body authorized by the organizational documents or by the voting equity owners of such entity to act for them.

          "Brazil" has the meaning set forth in the preamble to this Agreement.

          "Business Day" means any day except a Saturday, a Sunday or a legal holiday or a day on which banking institutions (including, without limitation, the members of the Federal Reserve System) are authorized or required by law, regulation or executive order to close in The City of New York, the Issuer's jurisdiction of incorporation or Brazil.

          "Closing Date" means [_____].

          "Companies" means the Issuer and the Standby Purchaser.


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          "Default" has the meaning set forth in the Indenture.

          "Default Rate" has the meaning specified in the Indenture.

          "Denomination Currency" has the meaning specified in Section 16(b).

          "Environmental Laws" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law, including any of the foregoing in any foreign jurisdiction, relating in any manner to contamination, pollution or protection of human health or the environment.

          "Event of Default" has the meaning specified in the Indenture.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "[_____] Supplemental Indenture" has the meaning set forth in the preamble to this Agreement.

          "Governmental Authority" shall mean any regulatory, administrative or other legal body, any court, tribunal or authority or any public legal entity or public agency of the Cayman Islands, Brazil, the United States of America or any other jurisdictions whether created by federal, provincial or local government, or any other legal entity now existing or hereafter created, or now or hereafter controlled, directly or indirectly, by any public legal entity or public agency of any of the foregoing.

          "Guarantee" means an obligation of a person to pay the Indebtedness of another Person including without limitation:

          (i) an obligation to pay or purchase such Indebtedness;

          (ii) an obligation to lend money or to purchase or subscribe for shares or other securities or to purchase assets or services in order to provide funds for the payment of such Indebtedness;

          (iii) an indemnity against the consequences of a default in the payment of such Indebtedness; or

          (iv) any other agreement to be responsible for such Indebtedness.

          "Indebtedness" means any obligation (whether present or future, actual or contingent and including, without limitation, any Guarantee) for the payment or repayment of money which has been borrowed or raised (including money raised by acceptances and all leases which, under generally accepted accounting principles in the country of incorporation of the relevant obligor, would constitute a capital lease obligation).

          "Indemnified Party" has the meaning specified in Section 13.


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          "Indemnified Taxes" means any and all present or future taxes, levies, imposts, deductions, charges or withholdings of any nature imposed by Brazil, the jurisdiction of incorporation of the Issuer (or any successor), Luxembourg or any other jurisdiction in which the Issuer appoints a paying agent under the Indenture or any political subdivision of such jurisdictions.

          "Indenture" has the meaning specified in the preamble to this Agreement.

          "Issuer" has the meaning set forth in the preamble to this Agreement.

          "Judgment Currency" has the meaning specified in Section 16(b).

          "Law" means any constitutional provision, law, statute, rule, regulation, ordinance, treaty, order, decree, judgment, decision, certificate, holding, injunction, enforceable at law or in equity, along with the interpretation and administration thereof by any Governmental Authority charged with the interpretation or administration thereof.

          "Lien" means any mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance on any property or asset, including, without limitation, any equivalent created or arising under applicable Law.

          "Material Adverse Effect" means a material adverse effect on (a) the business, operations, assets, property, condition (financial or otherwise) or results of operation of the Standby Purchaser together with its consolidated Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any other Transaction Document or (c) the ability of the Standby Purchaser to perform its obligations under this Agreement or any other Transaction Document, or (d) the material rights or benefits available to the Noteholders or the Trustee, as representative of the Noteholders under the Indenture, this Agreement or any of the other Transaction Documents.

          "Material Subsidiary" means, as to any Person, any Subsidiary of such Person which, on any given date of determination, accounts for more than 15% of Petrobras' total consolidated assets, as such total assets are set forth on the most recent consolidated financial statements of Petrobras prepared in accordance with U.S. GAAP (or if Petrobras does not prepare financial statements in U.S. GAAP, consolidated financial statements prepared in accordance with Brazilian generally accepted accounting principles).

          "Noteholders" has the meaning specified in the preamble of this Agreement.

          "Notes" has the meaning specified in the preamble of this Agreement.

          "Officer's Certificate" means a certificate of an Authorized Representative of the Standby Purchaser containing, in respect of each certificate furnished with respect to a particular condition, covenant or provision of this Agreement:


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          (i) a statement that an Authorized Representative of the Standby
     Purchaser has read such covenant, condition or provision;

          (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

          (iii) a statement that, in the opinion of each such individual, such examination or investigation has been made as is necessary to enable such individual to express an informed opinion as to whether or not such covenant, condition or provision has been complied with; and

          (iv) a statement as to whether, in the opinion of each such individual, such condition, covenant or provision has been complied with.

          "Opinion of Counsel" means a written opinion of counsel from any Person either expressly referred to herein or otherwise reasonably satisfactory to the Trustee which may include, without limitation, counsel for the Standby Purchaser, whether or not such counsel is an employee of the Standby Purchaser, which opinion contains:

          (i) a statement that each individual signing such opinion has read such covenant, condition or provision;

          (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such opinion are based;

          (iii) a statement that, in the opinion of each such individual, such examination or investigation has been made as is necessary to enable such individual to express an informed opinion as to whether or not such covenant, condition or provision has been complied with; and

          (iv) a statement as to whether, in the opinion of each such individual, such condition, covenant or provision has been complied with.

          "Original Indenture" has the meaning set forth in the preamble to this Agreement.

          "Other Taxes" means any present or future stamp, documentary, excise, property or similar taxes, charges or levies imposed by Brazil, the jurisdiction of the Issuer, Luxembourg or any other jurisdiction in which the Issuer appoints a paying agent under the Indenture or any political subdivision of such jurisdictions that arise from any payment made hereunder, under the Notes or under the Transaction Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or any of the other Transaction Documents.

          "Partial Non-Payment Amount" has the meaning specified in Section
2(a).

          "Partial Non-Payment Amount With Interest" has the meaning specified in Section 2(a).


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          "Partial Non-Payment Due Date" has the meaning specified in Section
2(a).

          "Partial Non-Payment Overdue Interest" has the meaning specified in
Section 2(a).

          "Partial Non-Payment Notice" has the meaning specified in Section
2(a).

          "Payment Account" has the meaning set forth in the Indenture.

          "Payment Date" has the meaning set forth in the Indenture.

          "Permitted Free Writing Prospectus" has the meaning set forth in the preamble to the Underwriting Agreement among the Companies, Morgan Stanley & Co. Incorporated and UBS Securities LLC, dated [__________] related to the offering of the Notes.

          "Permitted Lien" means a:

          (i) Lien granted in respect of Indebtedness owed to the Brazilian government, Banco Nacional de Desenvolvimento Economico e Social or any official government agency or department of Brazil or of any state or region thereof;

          (ii) Lien arising by operation of law, such as merchants', maritime or other similar Liens arising in the Standby Purchaser's ordinary course of business or that of any Subsidiary or Lien in respect of taxes, assessments or other governmental charges that are not yet delinquent or that are being contested in good faith by appropriate proceedings;

          (iii) Lien arising from the Standby Purchaser's obligations under performance bonds or surety bonds and appeal bonds or similar obligations incurred in the ordinary course of business and consistent with the Standby Purchaser's past practice;

          (iv) Lien arising in the ordinary course of business in connection with Indebtedness maturing not more than one year after the date on which such Indebtedness was originally incurred and which is related to the financing of export, import or other trade transactions;

          (v) Lien granted upon or with respect to any assets hereafter acquired by the Standby Purchaser or any Subsidiary to secure the acquisition costs of such assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such assets, including any Lien existing at the time of the acquisition of such assets as long as the maximum amount so secured shall not exceed the aggregate acquisition costs of all such assets or the aggregate Indebtedness incurred solely for the acquisition of such assets, as the case may be;

          (vi) Lien granted in connection with the Indebtedness of a Wholly-Owned Subsidiary owing to the Standby Purchaser or another Wholly-Owned Subsidiary;


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          (vii) Lien existing on any asset or on any stock of any Subsidiary prior to the acquisition thereof by the Standby Purchaser or any Subsidiary as long as such Lien is not created in anticipation of such acquisition;

          (viii) Lien over any Qualifying Asset relating to a project financed by, and securing Indebtedness incurred in connection with, the Project Financing of such project by the Standby Purchaser, any of the Standby Purchaser's Subsidiaries or any consortium or other venture in which the Standby Purchaser or any Subsidiary has any ownership or other similar interest;

          (ix) Lien existing as of the date of the Indenture;

          (x) Lien resulting from the Transaction Documents;

          (xi) Lien incurred in connection with the issuance of debt or similar securities of a type comparable to those already issued by the Issuer, on amounts of cash or cash equivalents on deposit in any reserve or similar account to pay interest on such securities for a period of up to 24 months as required by any Rating Agency as a condition to such Rating Agency rating such securities investment grade or as is otherwise consistent with market conditions at such time, as such conditions are satisfactorily demonstrated to the Trustee;

          (xii) Lien granted or incurred to secure any extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancings, refundings or exchanges), in whole or in part, of or for any Indebtedness secured by a Lien referred to in paragraphs (i) through (xi) above (but not paragraph (iv)), provided that such Lien does not extend to any other property, the principal amount of the Indebtedness secured by such Lien is not increased, and in the case of paragraphs (i), (ii), (iii) and (vi), the obligees meet the requirements of such paragraphs and in the case of paragraph (viii), the Indebtedness is incurred in connection with a Project Financing by the Standby Purchaser, any of the Standby Purchaser's Subsidiaries or any consortium or other venture in which the Standby Purchaser or any Subsidiary have any ownership or other similar interests; and

          (xiii) Lien in respect of Indebtedness the principal amount of which in the aggregate, together with all Liens not otherwise qualifying as the Standby Purchaser's Permitted Liens pursuant to clauses (i) through (xii) of this definition, does not exceed 15% of the Standby Purchaser's consolidated total assets (as determined in accordance with U.S. GAAP) at any date as at which the Standby Purchaser's balance sheet is prepared and published in accordance with applicable Law.

          "Person" means any individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          "Post Petition Interest" has the meaning specified in Section 14(b).


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          "Pre-Pricing Prospectus" means each preliminary prospectus supplement, in the form so furnished to the Underwriters, including the Base Prospectus, and the documents incorporated by reference therein.

          "Process Agent" has the meaning specified in Section 17(c).

          "Project Financing" of any project means the incurrence of Indebtedness relating to the exploration, development, expansion, renovation, upgrade or other modification or construction of such project pursuant to which the providers of such Indebtedness or any trustee or other intermediary on their behalf or beneficiaries designated by any such provider, trustee or other intermediary are granted security over one or more Qualifying Assets relating to such project for repayment of principal, premium and interest or any other amount in respect of such Indebtedness.

          "Purchase Obligations" has the meaning specified in Section 4.

          "Qualifying Asset" in relation to any Project Financing means:

          (i) any concession, authorization or other legal right granted by any Governmental Authority to the Standby Purchaser or any of the Standby Purchaser's Subsidiaries, or any consortium or other venture in which the Standby Purchaser or any Subsidiary has any ownership or other similar interest;

          (ii) any drilling or other rig, any drilling or production platform, pipeline, marine vessel, vehicle or other equipment or any refinery, oil or gas field, processing plant, real property (whether leased or owned), right of way or plant or other fixtures or equipment;

          (iii) any revenues or claims which arise from the operation, failure to meet specifications, failure to complete, exploitation, sale, loss or damage to, such concession, authorization or other legal right or such drilling or other rig, drilling or production platform, pipeline, marine vessel, vehicle or other equipment or refinery, oil or gas field, processing plant, real property, right of way, plant or other fixtures or equipment or any contract or agreement relating to any of the foregoing or the Project Financing of any of the foregoing (including insurance policies, credit support arrangements and other similar contracts) or any rights under any performance bond, letter of credit or similar instrument issued in connection therewith;

          (iv) any oil, gas, petrochemical or other hydrocarbon-based products produced or processed by such project, including any receivables or contract rights arising therefrom or relating thereto and any such product (and such receivables or contract rights) produced or processed by other projects, fields or assets to which the lenders providing the Project Financing required, as a condition therefor, recourse as security in addition to that produced or processed by such project; and

          (v) shares or other ownership interest in, and any subordinated debt rights owing to the Standby Purchaser by, a special purpose company formed solely for the development of a project, and whose principal assets and business are constituted by such project and whose liabilities solely relate to such project.

          "Rating Agency" means a Nationally Recognized Statistical Rating Organization as designated by the SEC Division of Market Regulation.

          "Registration Statement" means the registration statement on Form F-3 under the Securities Act, initially dated December 15, 2006 filed with the SEC covering the registration of the Notes under the Securities Act and including the related base prospectus in the form dated December 15, 2006 (the "Base Prospectus") at the time such registration became effective, as amended to the date hereof (including any post-effective amendment that includes a prospectus or prospectus supplement), together with any documents incorporated by reference therein.

          "SEC" means the United States Securities and Exchange Commission.

          "Securities Act" means the United States Securities Act of 1933, as amended.

          "Standby Purchaser" has the meaning specified in the preamble of this Agreement.

          "Stated Maturity" has the meaning specified in the Indenture.

          "Subordinated Obligations" has the meaning specified in Section 14.

          "Subsidiary" means, as to any Person, a corporation, company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors (or similar governing body) of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Standby Purchaser.

          "Successor Company" has the meaning specified in Section 10(m)(i).

          "Taxing Jurisdiction" has the meaning specified in Section 8(c).

          "Termination Date" has the meaning specified in Section 7.

          "TIA" means the United States Trust Indenture Act of 1939, as amended.

          "Total Non-Payment Notice" shall have the meaning specified in Section 3(a).

          "Total Non-Payment Amount" shall have the meaning specified in Section 3(a).


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          "Total Non-Payment Amount With Interest" has the meaning specified in
Section 3(a).

          "Total Non-Payment Due Date" shall have the meaning specified in
Section 3(a).

          "Total Non-Payment Overdue Interest" has the meaning specified in
Section 3(a).

          "Transaction Documents" means, collectively, the Indenture, the Notes and this Agreement.

          "Trustee" has the meaning specified in the preamble of this Agreement.

          "Underwriters" means [__________] and [__________], acting as such under the Underwriting Agreement.

          "United States" or "U.S." means the United States of America.

          "U.S. GAAP" means generally accepted accounting principles in effect in the United States of America applied on a basis consistent with the principles, methods, procedures and practices set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

          "Wholly-Owned Subsidiary" means, with respect to any corporate entity, any person of which 100% of the outstanding capital stock (other than qualifying shares, if any) having by the terms thereof ordinary voting power (not dependent on the happening of a contingency) to elect the Board of Directors (or equivalent controlling governing body) of such person is at the time owned or controlled directly or indirectly by such corporate entity, by one or more wholly-owned Subsidiaries of such corporate entity or by such corporate entity and one or more wholly-owned Subsidiaries thereof.

          (b) Construction. For all purposes of this Agreement (and for all purposes of any other Transaction Document or any other instrument or agreement that incorporates provisions of this Agreement by reference), except as otherwise expressly provided or unless the context otherwise requires:

          (i) the terms defined in this Section have the meanings assigned to them in this Section, and include the plural as well as the singular;

          (ii) except as otherwise expressly provided herein, (A) all accounting terms used herein shall be interpreted, (B) all financial statements and all certificates and reports as to financial matters required to be delivered to the Trustee hereunder shall be prepared and (C) all calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made in accordance with, or by application of, U.S. GAAP;


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          (iii) all references in this Agreement (including the Appendices and
     Schedules hereto) to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement;

          (iv) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

          (v) unless the context clearly indicates otherwise, pronouns having a masculine or feminine gender shall be deemed to include the other;

          (vi) unless otherwise expressly specified, any agreement, contract or document defined or referred to herein shall mean such agreement, contract or document as in effect as of the date hereof, as the same may thereafter be amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement and the other Transaction Documents and shall include any agreement, contract, instrument or document in substitution or replacement of any of the foregoing entered into in accordance with the terms of this Agreement and the other Transaction Documents;

          (vii) any reference to any Person shall include its permitted successors and assigns in accordance with the terms of this Agreement and the other Transaction Documents including, in the case of any Governmental Authority, any Person succeeding to its functions and capacities; and

          (viii) unless the context clearly requires otherwise, references to "Law" or to any particular Law shall include Laws or such particular Law as in effect at each, every and any of the times in question, including any amendments, replacements, supplements, extensions, modifications, consolidations, restatements, revisions or reenactments thereto or thereof, and whether or not in effect at the date of this Agreement.

          SECTION 2. Partial Purchase Obligation. (a) In the event that, prior to the Stated Maturity of the principal of the Notes, the Issuer shall fail to make any payment on the Notes in respect of interest, principal or other amounts as contemplated in the Indenture and/or the Notes (including, without limitation, any Additional Amounts) on the date any such payment is due under the terms of the Notes and the Indenture (other than in the case of an acceleration thereof in accordance with the Indenture) (such date, the "Partial Non-Payment Due Date"), then in such event (i) the Standby Purchaser shall be obligated to pay immediately to the Trustee, for the benefit of the Noteholders under the Indenture, the amount that the Issuer was required to pay but failed to pay on such date under the terms of the Indenture and the Notes (the "Partial Non-Payment Amount") and (ii) the Trustee shall provide notice to the Standby Purchaser of the failure of the Issuer to make such payment; provided, however, that the failure to provide such notice shall not in any way excuse the Standby Purchaser from its obligations hereunder. The notice contemplated herein shall be provided in writing in substantially the form of Exhibit A hereto (the "Partial Non-Payment Notice") and shall be sent by the Trustee to the Standby Purchaser at the address specified for the Standby Purchaser in Section 11 hereof no later than 5:00 p.m. (New York time) on the Partial Non-Payment Due Date. The Partial Non-Payment Notice shall (i) confirm the Partial Non-Payment Amount and the fact that such amount was not


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paid on the Partial Non-Payment Due Date and (ii) remind the Standby Purchaser that it is obligated to pay the Partial Non-Payment Amount immediately. To the extent that the Standby Purchaser fails to pay the Partial Non-Payment Amount immediately pursuant to this Section 2(a) (whether or not it has received the Partial Non-Payment Notice), the Standby Purchaser shall be obligated hereunder to pay, in addition to the Partial Non-Payment Amount, interest on such amount at the Default Rate from the Partial Non-Payment Due Date to and including the actual date of payment by the Standby Purchaser (the "Partial Non-Payment Overdue Interest" and, together with the Partial Non-Payment Amount, the "Partial Non-Payment Amount With Interest"), which date of payment shall be a Business Day.

          (b) Payment of the Partial Non-Payment Amount With Interest shall be in consideration of the purchase by the Standby Purchaser of the rights of the Noteholders to receive such amount from the Issuer. The Noteholders shall have no right to retain such rights, and, following the purchase and sale provided for in this Section 2, the Notes shall remain outstanding with all amounts due in respect thereof adjusted to reflect the purchase, sale and payment provided for herein. Upon any such payment, the Standby Purchaser shall be subrogated to the Noteholders to the extent of any payment under this Section 2.

          (c) The obligation of the Standby Purchaser to pay the Partial Non-Payment Amount With Interest shall be absolute and unconditional upon failure of the Issuer to make, prior to the Stated Maturity of the principal on the Notes, any payment on the Notes in respect of interest, principal or other amounts as contemplated in the Indenture and/or the Notes (including, without limitation, any Additional Amounts) on the date any such payment is due. All amounts payable by the Standby Purchaser hereunder in respect of any Partial Non-Payment Amount With Interest shall be payable in U.S. dollars and in immediately available funds to the Trustee at the account specified in Section 11 below, or to such other account as may be specified by the Trustee in the applicable Partial Non-Payment Notice. The Standby Purchaser shall not be relieved of its obligations hereunder unless and until the Trustee shall have indefeasibly received all amounts required to be paid by it hereunder (and any related Event of Default under the Indenture has been cured), including payment of the Partial Non-Payment Overdue Interest as provided for herein.

          (d) All payments actually received by the Trustee pursuant to this
Section 2 after 1:00 p.m. (New York time) on any Business Day will be deemed, for purposes of this Agreement, to have been received by the Trustee on the next succeeding Business Day.

          SECTION 3. Total Purchase Obligation. (a) In the event that, at the Stated Maturity of the principal on the Notes (or earlier upon any acceleration thereof in accordance with the terms of the Indenture), the Issuer shall fail to make any payment in respect of principal, interest or other amounts due under the Indenture and the Notes on the date any such payment is so due (such date, the "Total Non-Payment Due Date") then in such event, (i) the Standby Purchaser shall be obligated to pay immediately to the Trustee, for the benefit of the Noteholders under the Indenture, the amount that the Issuer was required to pay but failed to pay on such date under the terms of the Notes and the Indenture (the "Total Non-Payment Amount") and (ii) the Trustee shall provide notice to the Standby Purchaser of the failure of the Issuer to make such payment, provided, however, that the failure to provide such notice shall not in any way excuse the Standby Purchaser from its obligations hereunder. The notice contemplated herein shall be provided in writing in substantially the form of Exhibit B hereto (the "Total Non-Payment Notice") sent to the Standby Purchaser at the address specified for the Standby Purchaser in Section 11 hereof no later than 5:00 p.m. (New York time) on the Total Non-Payment Due Date. The Total Non-Payment Notice shall (i) confirm the amount of the Total Non-Payment Amount and the fact that such amount was not paid on the Total Non-Payment Due Date and (ii) remind the Standby Purchaser that it is obligated to pay the Total Non-Payment Amount immediately. To the extent that the Standby Purchaser fails to pay the Total Non-Payment Amount immediately when required pursuant to this Section 3(a) (whether or not it has received the Total Non-Payment Notice), the Standby Purchaser shall be obligated hereunder to pay, in addition to the amounts specified above, interest on such amount at the Default Rate from the Total Non-Payment Due Date to and including the actual date of payment by the Standby Purchaser (the "Total Non-Payment Overdue Interest" and, together with the Total Non-Payment Amount, the "Total Non-Payment Amount With Interest"), which date of payment shall be a Business Day. Notwithstanding anything to the contrary herein, the failure by the Trustee to deliver a Total Non-Payment Notice as provided herein shall not release the Standby Purchaser of its obligations to pay the Total Non-Payment Amount With Interest in the manner set forth in this Section 3(a).

          (b) Payment of the Total Non-Payment Amount With Interest by the Standby Purchaser shall be in consideration of the purchase by the Standby Purchaser of the rights of the Noteholders to receive such amount from the Issuer. The Noteholders shall have no right to retain such rights, and, following the purchase and sale provided for in this Section 3, the Standby Purchaser shall be subrogated to the Noteholders to the extent of any payment under this Section 3.

          (c) The obligation of the Standby Purchaser to pay the Total Non-Payment Amount With Interest shall be absolute and unconditional upon failure of the Issuer to make, at the Stated Maturity of the principal of the Notes (or earlier upon any acceleration thereof in accordance with the terms of the Indenture), any payment in respect of principal, interest or other amounts due under the Indenture and the Notes on the date any such payment is due. All amounts payable by the Standby Purchaser hereunder in respect of any Total Non-Payment Amount With Interest shall be payable in U.S. dollars and in immediately available funds to the Trustee at the account specified in Section 11 below, or to such other account as may be specified by the Trustee in the applicable Total Non-Payment Notice. The Standby Purchaser shall not be relieved of its obligations hereunder unless and until the Trustee shall have received all amounts required to be paid by it hereunder (and any related Event of Default under the Indenture has been cured), including payment of the Total Non-Payment Overdue Interest.

          (d) All payments actually received by the Trustee pursuant to this
Section 3 after 1:00 p.m. (New York time) on any Business Day will be deemed, for purposes of this Agreement, to have been received by the Trustee on the next succeeding Business Day.

          SECTION 4. Obligations Absolute. The Standby Purchaser's obligation to pay one or more Partial Non-Payment Amounts With Interest or the Total Non-Payment Amount With Interest (collectively, the "Purchase Obligations") are absolute and unconditional regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Noteholder under its Notes or the Indenture. The Purchase Obligations and the other obligations of the Standby Purchaser under or in respect of this

Agreement are independent of any obligations of the Issuer, the Issuer's Subsidiaries or the Standby Purchaser's Subsidiaries under or in respect of the Indenture and the Notes or any other document or agreement, and a separate action or actions may be brought and prosecuted against the Standby Purchaser to enforce this Agreement, irrespective of whether any action is brought against the Issuer or whether the Issuer is joined in any such action or actions. The liability of the Standby Purchaser under this Agreement shall be irrevocable, absolute and unconditional irrespective of, and the Standby Purchaser hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

          (a) any lack of validity or enforceability of any of the Transaction Documents;

          (b) any provision of applicable Law or regulation purporting to prohibit the payment by the Standby Purchaser of any amount payable by it under this Agreement;

          (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Purchase Obligations or any other obligations of any other person or entity under or in respect of the Transaction Documents, or any other amendment or waiver of or any consent to departure from any Transaction Document, including, without limitation, any increase in the obligations of the Issuer under the Indenture and the Notes as a result of further issuances, any rescheduling of the Issuer's obligations under the Notes or the Indenture or otherwise;

          (d) any taking, release or amendment or waiver of, or consent to departure from, any other guaranty or agreement similar in function to this Agreement, for all or any of the obligations of the Issuer under the Indenture or the Notes;

          (e) any manner of sale or other disposition of any assets of any Noteholder;

          (f) any change, restructuring or termination of the corporate structure or existence of the Issuer or the Standby Purchaser or any Subsidiary thereof or any change in the name, purposes, business, capital stock (including ownership thereof) or constitutive documents of the Issuer or the Standby Purchaser;

          (g) any failure of the Trustee to disclose to the Standby Purchaser any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Issuer or any of its Subsidiaries (the Standby Purchaser hereby waiving any duty on the part of the Trustee or any Noteholders to disclose such information);

          (h) the failure of any other person or entity to execute or deliver any other Guarantee or agreement or the release or reduction of liability of any other guarantor or surety with respect to the Indenture;

          (i) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Trustee or any Noteholder that might otherwise constitute a defense available to, or a discharge of, the Issuer or the Standby Purchaser or any other party; or

          (j) any claim of set-off or other right which the Standby Purchaser may have at any time against the Issuer or the Trustee, whether in connection with this transaction or with any unrelated transaction.

          This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Purchase Obligations is rescinded or must otherwise be returned by any Noteholder or any other person or entity upon the insolvency, bankruptcy or reorganization of the Issuer or the Standby Purchaser or otherwise, all as though such payment had not been made.

          SECTION 5. Independent Obligation. The obligations of the Standby Purchaser hereunder are independent of the Issuer's obligations under the Notes and the Indenture. The Trustee, on behalf of the Noteholders, may neglect or forbear to enforce payment under the Indenture and the Notes, without in any way affecting or impairing the liability of the Standby Purchaser hereunder. The Trustee shall not be obligated to exhaust recourse or remedies against the Issuer to recover payments required to be made under the Indenture nor take any other action against the Issuer or, under any agreement, purchase any security which the Trustee may hold before being entitled to payment from the Standby Purchaser of all amounts contemplated in Sections 2 and 3 hereof owed hereunder or proceed against or have resort to any balance of any deposit account or credit on the books of the Trustee in favor of the Issuer or in favor of the Standby Purchaser. Without limiting the generality of the foregoing, the Trustee shall have the right to bring a suit directly against the Standby Purchaser, either prior or subsequent to or concurrently with any lawsuit against, or without bringing suit against, the Issuer.

          SECTION 6. Waivers and Acknowledgments. (a) The Standby Purchaser hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Purchase Obligations and this Agreement and any requirement that the Trustee, on behalf of the Noteholders, protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Issuer or any other Person.

          (b) The Standby Purchaser hereby unconditionally and irrevocably waives any right to revoke this Agreement and acknowledges that this Agreement is continuing in nature and applies to its Purchase Obligations, whether the same are existing now or in the future.

          (c) The Standby Purchaser hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Noteholder or the Trustee on behalf of the Noteholders that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Standby Purchaser or other rights of the Standby Purchaser to proceed against the Issuer or any other person or entity and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Purchase Obligations of the Standby Purchaser hereunder.

          (d) The Standby Purchaser hereby unconditionally and irrevocably waives any duty on the part of the Trustee or any Noteholder to disclose to the Standby Purchaser any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Issuer now or hereafter known by the Trustee or any Noteholder, as applicable.

          (e) The Standby Purchaser acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Transaction Documents and that the waivers set forth in this
Section 6 are knowingly made in contemplation of such benefits.

          SECTION 7. Claims Against the Issuer. The Standby Purchaser hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Issuer or any other guarantor that arise from the existence, payment, performance or enforcement of the Standby Purchaser's Purchase Obligations under or in respect of this Agreement or any other Transaction Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to enforce any rights to payments in respect of the Partial Non-Payment Amount With Interest and/or the Total Non-Payment Amount With Interest purchased by the Standby Purchaser from the Noteholders as provided hereunder, or to participate in any claim or remedy of the Trustee, on behalf of the Noteholders, against the Issuer or any other person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuer or any other person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Purchase Obligations and all other amounts payable under this Agreement shall have been paid in full in cash. If any amount shall be paid to the Standby Purchaser in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Purchase Obligations and all other amounts payable under this Agreement and
(b) the date on which all of the obligations of the Issuer under the Indenture and the Notes have been discharged in full (the later of such dates being the "Termination Date"), such amount shall be received and held by the Trustee in trust for the benefit of the Noteholders, shall be segregated from other property and funds of the Standby Purchaser and shall forthwith be paid or delivered to the Trustee in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Purchase Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of the Indenture. If (i) the Standby Purchaser shall make payment to any Noteholder or the Trustee, on behalf of the Noteholders, of all or any part of the Purchase Obligations, (ii) all of the Purchase Obligations and all other amounts payable under this Agreement shall have been paid in full in cash and (iii) the Termination Date shall have occurred, then the Trustee, on behalf of the Noteholders, will, at the Standby Purchaser's request and expense, execute and deliver to the Standby Purchaser appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Standby Purchaser of an interest in the Purchase Obligations resulting from such payment made by the Standby Purchaser pursuant to this Agreement.

          SECTION 8. Payments Free and Clear of Taxes, Etc.

          (a) Any and all payments by or on account of any obligation of the Standby Purchaser hereunder or under any other Transaction Document shall be made free and clear of and without deduction for any Indemnified Taxes; provided that if the Standby Purchaser shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional amounts payable under this Section), the Trustee, on behalf of the Noteholders, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Standby Purchaser shall make such deductions and (iii) the Standby Purchaser shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

          (b) Payment of Other Taxes by the Standby Purchaser. In addition, the Standby Purchaser shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law. The Standby Purchaser shall indemnify and make whole the Noteholders for any such Other Taxes payable by the Standby Purchaser under this paragraph paid by such Noteholders.

          (c) Notwithstanding anything to the contrary in Section 8(a) of this Agreement, the Standby Purchaser will not be obligated to pay any Indemnified Taxes imposed with respect to the Notes due to (i) the Noteholder having a connection with the jurisdiction imposing the Indemnified Taxes (hereinafter, the "Taxing Jurisdiction") other than from merely holding the Notes or receiving principal or interest payments on the Notes (such as citizenship, nationality, residence, domicile, or existence of a business, a permanent establishment, a dependent agent, a place of business or a place of management present or deemed present within the Taxing Jurisdiction), (ii) any tax imposed on, or measured by, net income, (iii) the Noteholder failing to comply with any certification, identification or other reporting requirements concerning its nationality, residence, identity or connection with the Taxing Jurisdiction, if (x) such compliance is required by applicable Law, regulation, administrative practice or treaty as a precondition to exemption from all or a part of the Indemnified Taxes, (y) the Noteholder is able to comply with such requirements without undue hardship and (z) at least 30 calendar days prior to the first Payment Date with respect to which such requirements under the applicable Law, regulation, administrative practice or treaty shall apply, the Standby Purchaser has notified all the Noteholders that they will be required to comply with such requirements, (iv) the Noteholder failing to present (where presentation is required) its Note within 30 calendar days after the Standby Purchaser has made available to the Noteholder a payment under this Agreement; provided that the Standby Purchaser will pay Indemnified Taxes which a Noteholder would have been entitled to under such Note had it been presented on any day (including the last day) within such 30 day period, (v) any estate, inheritance, gift, value added, use or sales taxes or any similar taxes, assessments or other governmental charges, (vi) such Indemnified Taxes being imposed on a payment on the Notes to an individual and are required to be made pursuant to European Union council Directive 2003/48/EC implementing the conclusions of the Economic and Financial Council of Ministers of the member states of the European Union (ECONFIN) Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, any such Directive, (vii) such Note being presented for payment by or on behalf of a Noteholder who would have been able to avoid such withholding or deduction by requesting that a payment on the Notes be made by, or presenting the relevant Notes for payment to another paying agent located in a member state of the European Union, or (viii) the payment of any obligation of the Standby Purchaser to a Noteholder who would have been able to cause the avoidance of the Indemnified Taxes by taking reasonable measures available to such Noteholder.

          The Standby Purchaser shall, while European Council Directive 2003/48/EC or any other Directive implementing the conclusions of ECOFIN council meeting of November 26-27, 2000 is in force, ensure that it maintains a paying agent hereunder in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to such Directive.

          (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Standby Purchaser to a Governmental Authority, the Standby Purchaser shall deliver to the Trustee the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Trustee.

          SECTION 9. Covenants

          For so long as the Notes remain outstanding or any amount remains unpaid on the Notes and the Indenture, the Standby Purchaser will, and will cause each of its Subsidiaries to, comply with the terms and covenants set forth below (except as otherwise provided in a duly authorized amendment to this Agreement as provided herein):

          (a) Performance of Obligations. The Standby Purchaser shall pay all amounts owed by it and comply with all its other obligations under the terms of this Agreement and the Indenture in accordance with the terms thereof.

          (b) Maintenance of Corporate Existence. The Standby Purchaser will, and will cause each of its Subsidiaries to, (i) maintain in effect its corporate existence and all registrations necessary therefor except as otherwise permitted by Section 9(m) and (ii) take all actions to maintain all rights, privileges, titles to property, franchises, concessions and the like necessary or desirable in the normal conduct of its business, activities or operations; provided, however, that this Section 9(b) shall not require the Standby Purchaser to maintain or cause any Subsidiary thereof to maintain any such right, privilege, title to property or franchise or require the Standby Purchaser to preserve the corporate existence of any Subsidiary, if, in each case, the failure to do so does not, and will not, have a Material Adverse Effect.

          (c) Maintenance of Ownership of the Issuer. For so long as any Notes are outstanding, the Standby Purchaser will retain no less than 51% direct or indirect ownership of the outstanding voting and economic interests (equity or otherwise) of and in the Issuer.

          (d) Maintenance of Office or Agency. So long as any of the Notes are outstanding, the Standby Purchaser will maintain in the Borough of Manhattan, The City of New York, an office or agency where notices to and demands upon the Standby Purchaser in respect of this Agreement may be served, and the Standby Purchaser will not change the designation of such office without prior notice to the Trustee and designation of a replacement office in the same general location.

          (e) Ranking. The Standby Purchaser will ensure at all times that its obligations under this Agreement will constitute the general senior unsecured and unsubordinated obligations of the Standby Purchaser and will rank pari passu, without any preferences among themselves, with all other present and future senior unsecured and unsubordinated obligations of the Standby Purchaser (other than obligations preferred by statute or by operation of law) that are not, by their terms, expressly subordinated in right of payment to the obligations of the Standby Purchaser under this Agreement.

          (f) Notice of Defaults. The Standby Purchaser will give written notice to the Trustee, as soon as is practicable and in any event within ten calendar days after the Standby Purchaser becomes aware, or should reasonably become aware, of the occurrence of any Default or any Event of Default, accompanied by a certificate of an officer of the Standby Purchaser setting forth the details thereof and stating what action the Standby Purchaser proposes to take with respect thereto.

          (g) Limitation on Consolidation, Merger, Sale or Conveyance. (i) The Standby Purchaser will not, in one or a series of transactions, consolidate or amalgamate with or merge into any corporation or convey, lease or transfer substantially all of its properties, assets or revenues to any person or entity (other than a direct or indirect Subsidiary of the Standby Purchaser) or permit any person or entity (other than a direct or indirect Subsidiary of the Standby Purchaser) to merge with or into it, unless:

          (A) either the Standby Purchaser is the continuing entity or the person (the "Successor Company") formed by such consolidation or into which the Standby Purchaser is merged or that acquired or leased such property or assets of the Standby Purchaser will assume (jointly and severally with the Standby Purchaser unless the Standby Purchaser shall have ceased to exist as a result of such merger, consolidation or amalgamation), by an amendment to this Agreement (the form and substance of which shall be previously approved by the Trustee), all of the Standby Purchaser's obligations under this Agreement;

          (B) the Successor Company (jointly and severally with the Standby Purchaser unless the Standby Purchaser shall have ceased to exist as part of such merger, consolidation or amalgamation) agrees to indemnify each Noteholder against any tax, assessment or governmental charge thereafter imposed on such Noteholder solely as a consequence of such consolidation, merger, conveyance, transfer or lease with respect to the payment of principal of, or interest on, the Notes;

          (C) immediately after giving effect to such transaction, no Event of Default and no Default has occurred and is continuing;

          (D) the Standby Purchaser has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel each stating that such merger consolidation, sale, transfer or other conveyance or disposition and the amendment to this Agreement comply with the terms of this Agreement and that all conditions precedent provided for herein and relating to such transaction have been complied with; and

          (E) the Standby Purchaser has delivered notice of any such transaction to Moody's (which notice shall contain a description of such merger, consolidation or conveyance).

          (ii) Notwithstanding anything to the contrary in the foregoing, so long as no Default or Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom and the Standby Purchaser has delivered notice of any such transaction to Moody's and the Trustee (which notice shall contain a description of such merger, consolidation or conveyance):

          (A) the Standby Purchaser may merge, amalgamate or consolidate with or into, or convey, transfer, lease or otherwise dispose of all or substantially all of its properties, assets or revenues to a direct or indirect Subsidiary of the Standby Purchaser in cases when the Standby Purchaser is the surviving entity in such transaction and such transaction would not have a material adverse effect on the Standby Purchaser and its Subsidiaries taken as a whole, it being understood that if the Standby Purchaser is not the surviving entity, the Standby Purchaser shall be required to comply with the requirements set forth in the previous paragraph; or

          (B) any direct or indirect Subsidiary of the Standby Purchaser may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any person (other than the Standby Purchaser or any of its Subsidiaries or Affiliates) in cases when such transaction would not have a material adverse effect on the Standby Purchaser and its Subsidiaries taken as a whole; or

          (C) any direct or indirect Subsidiary of the Standby Purchaser may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any direct or indirect Subsidiary of the Standby Purchaser; or

          (D) any direct or indirect Subsidiary of the Standby Purchaser may liquidate or dissolve if the Standby Purchaser determines in good faith that such liquidation or dissolution is in the best interests of the Standby Purchaser, and would not result in a material adverse effect on the Standby Purchaser and its Subsidiaries taken as a whole and if such liquidation or dissolution is part of a corporate reorganization of the Standby Purchaser.

          (h) Negative Pledge. So long as any Note remains outstanding, the Standby Purchaser will not create or permit any Lien, other than a Permitted Lien, on any of the Standby Purchaser's assets to secure (i) any of the Standby Purchaser's Indebtedness or (ii) the Indebtedness of any other person, unless the Standby Purchaser contemporaneously creates or permits such Lien to secure equally and ratably the Standby Purchaser's obligations under this Agreement or the Standby Purchaser provides such other security for the Notes as is duly approved by the Trustee, at the direction of the Noteholders, in accordance with the Indenture. In addition, the Standby Purchaser will not allow any of the Standby Purchaser's Subsidiaries to create or permit any Lien, other than a Permitted Lien, on any of the Standby Purchaser's assets to secure (i) any of the Standby Purchaser's Indebtedness, (ii) any of the Indebtedness of the Standby Purchaser's Subsidiaries or (iii) the Indebtedness of any other person, unless it contemporaneously creates or permits the Lien to secure equally and ratably the Standby Purchaser's obligations under this Agreement or the Standby Purchaser or such Subsidiary provides such other security for the Notes as is duly approved by the Trustee, at the direction of the Noteholders, in accordance with the Indenture.

          (i) Provision of Financial Statements and Reports. (i) The Standby Purchaser will provide to the Trustee, in English or accompanied by a certified English translation thereof, (A) within 90 calendar days after the end of each fiscal quarter (other than the fourth quarter), its unaudited and consolidated balance sheet and statement of income calculated in accordance with U.S. GAAP, (B) within 120 calendar days after the end of each fiscal year, its audited and consolidated balance sheet and statement of income calculated in accordance with U.S. GAAP and (C) such other financial data as the trustee may reasonably request.

          (ii) The Standby Purchaser will provide, together with each of the financial statements delivered pursuant to Sections 9(p)(i)(A) and (B), an Officers' Certificate stating that a review of the activities of the Standby Purchaser and the Issuer has been made during the period covered by such financial statements with a view to determining whether the Standby Purchaser and the Issuer have kept, observed, performed and fulfilled their covenants and agreements under this Agreement and the Indenture, as applicable, and that no Default or Event of Default has occurred during such period or, if one or more have actually occurred, specifying all such events and what actions have been taken and will be taken with respect to such Default or Event of Default.

          (iii) The Standby Purchaser shall, whether or not it is required to file reports with the SEC, file with the SEC and deliver to the Trustee (for redelivery to all Noteholders) all reports and other information as it would be required to file with the SEC under the Exchange Act if it were subject to those regulations; provided, however, that if the SEC does not permit the filing described in the first sentence of this Section 9(q)(iii), the Standby Purchaser will provide annual and interim reports and other information to the Trustee within the same time periods that would be applicable if the Standby Purchaser were required and permitted to file these reports with the SEC.

          SECTION 10. Amendments, Etc. No amendment or waiver of any provision of this Agreement and no consent to any departure by the Standby Purchaser therefrom shall in any event be effective unless the same shall be in writing and signed by the Trustee and the Standby Purchaser, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          SECTION 11. Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including telegraphic or telecopy) and mailed, telecopied or delivered by hand, if to the Standby Purchaser, addressed to it at Avenida Republica do Chile, 65, 20035-900 Rio de Janeiro - RJ, Brazil, Telephone: (55-21) 534-4477, Telecopier: (55-21) 534-4278,
Attention: Wilson de Oliveira Senna, Financings, Leasing and Corporate Loans Manager, if to the Trustee, at 4 New York Plaza, 15th floor, New York, New York 10004, Telephone: (212) 623-5162, Telecopier: (212) 623-6207, Attention:
Institutional Trust Services or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall, when telecopied, be effective when transmitted. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement shall be effective as delivery of an original executed counterpart thereof.

          (b) All payments made by the Standby Purchaser to the Trustee hereunder shall be made to the Payment Account (as defined in the Indenture), except to the extent otherwise specified in a Partial Non-Payment Notice or Total Non-Payment Notice.

          SECTION 12. No Waiver; Remedies. No failure on the part of the Trustee to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 13. Indemnification. (a) Without limitation on any other obligations of the Standby Purchaser or remedies of the Trustee under this Agreement, the Standby Purchaser shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Trustee and its officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Purchase Obligation to be the legal, valid and binding obligations of the Standby Purchaser enforceable against it in accordance with their terms.

          (b) The Standby Purchaser hereby also agrees that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Standby Purchaser or any of its Affiliates or any of their respective officers, directors, employees, agents and advisors, and the Standby Purchaser hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Transaction Documents or any of the transactions contemplated by the Transaction Documents.

          (c) Without prejudice to the survival of any of the other agreements of the Standby Purchaser under this Agreement or any of the other Transaction Documents, the agreements and obligations of the Standby Purchaser contained in Sections 2 and 3 (with respect to the payment of all other amounts owed under the Indenture), this Section 13 shall survive the payment in full of the Purchase Obligations and all of the other amounts payable under this agreement.

          SECTION 14. Subordination. To the extent that the Standby Purchaser is required to make any payment hereunder, the Standby Purchaser hereby subordinates any and all debts, liabilities and other obligations owed by the Issuer to the Standby Purchaser (the "Subordinated Obligations") to the Purchase Obligations and agrees that it shall not require the Issuer to make any payments in respect thereof to the extent and in the manner hereinafter set forth in this
Section 14:

          (a) Prohibited Payments, Etc. Except during the continuance of a Default or Event of Default (including the commencement and continuation of any proceeding under any applicable bankruptcy, insolvency, receivership or similar law now or hereafter in effect relating to the Issuer (each such law, a "Bankruptcy Law")), the Standby Purchaser may receive any payments from the Issuer on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Issuer), however, unless the Trustee otherwise agrees, the Standby Purchaser shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

          (b) Prior Payment of Purchase Obligations. In any proceeding under any Bankruptcy Law relating to the Issuer, the Standby Purchaser agrees that the Trustee, on behalf of the Noteholders, shall be entitled to receive payment in full in cash of all Purchase Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding ("Post Petition Interest")) before the Standby Purchaser receives payment of any Subordinated Obligations.

          (c) Turn-Over. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Issuer), the Standby Purchaser shall, if the Trustee, on behalf of the Noteholders, so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Trustee and deliver such payments to the Trustee, on behalf of the Noteholders, on account of the Purchase Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Standby Purchaser under the other provisions of this Agreement.

          (d) Trustee Authorization. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any of the Issuer, any Material Subsidiary thereof or any Material Subsidiary of the Standby Purchaser), the Trustee, at the direction of the Noteholders or otherwise, is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Standby Purchaser, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Purchase Obligations (including any and all Post Petition Interest), and
(ii) to require the Standby Purchaser (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Trustee for application to the Purchase Obligations (including any and all Post Petition Interest).

          SECTION 15. Continuing Agreement; Assignment of Rights Under the Indenture and the Notes. This Agreement is a continuing Purchase Obligation and shall (a) remain in full force and effect until the later of (i) the repayment in full by the Issuer of all amounts due and owing under the Indenture with respect to the Notes and (ii) the repayment in full of all Purchase Obligations and all other amounts payable under this Agreement, (b) be binding upon the Standby Purchaser, its successors and assigns and (c) inure to the benefit of and be enforceable by the Trustee, on behalf of Noteholders, and their successors, transferees and assigns. Without limiting the generality of clause
(c) of the immediately preceding sentence, any Noteholder may assign or otherwise transfer all or any portion of its rights and obligations under the Indenture (including, without limitation, the Note or Notes held by it) to any other person or entity (subject to the rights of the Standby Purchaser hereunder in respect of any Partial Non-Payment Amount With Interest or Total Non-Payment Amount With Interest as provided herein), and such other person or entity shall thereupon become vested with all the benefits in respect thereof granted to such Noteholder herein or otherwise, in each case as and to the extent provided in the Indenture. The Standby Purchaser shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Noteholders.

          SECTION 16. Currency Rate Indemnity. (a) The Standby Purchaser shall (to the extent lawful) indemnify the Trustee and the Noteholders and keep them indemnified against:

          (i) in the case of nonpayment by the Standby Purchaser of any amount due to the Trustee, on behalf of the Noteholders, under this Agreement any loss or damage incurred by any of them arising by reason of any variation between the rates of exchange used for the purposes of calculating the amount due under a judgment or order in respect thereof and those prevailing at the date of actual payment by the Standby Purchaser; and

          (ii) any deficiency arising or resulting from any variation in rates of exchange between (a) the date as of which the local currency equivalent of the amounts due or contingently due under this Agreement or in respect of the Notes is calculated for the purposes of any bankruptcy, insolvency or liquidation of the Standby Purchaser, and (b) the final date for ascertaining the amount of claims in such bankruptcy, insolvency or liquidation. The amount of such deficiency shall be deemed not to be increased or reduced by any variation in rates of exchange occurring between the said final date and the date of any bankruptcy, insolvency or liquidation or any distribution of assets in connection therewith.

          (b) The Standby Purchaser agrees that, if a judgment or order given or made by any court for the payment of any amount in respect of its Purchase Obligation hereunder is expressed in a currency (the "Judgment Currency") other than U.S. dollars (the "Denomination Currency"), it will indemnify the relevant holder against any deficiency arising or resulting from any variation in rates of exchange between the date at which the amount in the Denomination Currency is notionally converted into the amount in the Judgment Currency for the purposes of such judgment or order and the date of actual payment thereof.

          (c) The above indemnities shall constitute separate and independent obligations of the Standby Purchaser from its obligations hereunder, will give rise to separate and independent causes of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect notwithstanding any judgment or the filing of any proof or proofs in any bankruptcy, insolvency or liquidation of the Standby Purchaser for a liquidated sum or sums in respect of amounts due under this Agreement, or under the Indenture or the Notes or under any judgment or order.

          SECTION 17. Governing Law; Jurisdiction; Waiver of Immunity, Etc. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

          (b) The Standby Purchaser hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the Standby Purchaser hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Standby Purchaser agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Transaction Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Transaction Document in the courts of any jurisdiction.

          (c) The Standby Purchaser hereby irrevocably appoints and empowers the New York office of Petroleo Brasileiro S.A., located at 570 Lexington Avenue, 43rd Floor, New York, New York 10022 as its authorized agent (the "Process Agent") to accept and acknowledge for and on its behalf and on behalf of its property service of any and all legal process, summons, notices and documents which may be served in any such suit, action or proceedings in any New York State court or United States federal court sitting in the State of New York in the Borough of Manhattan and any appellate court from any thereof, which service may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts. The Standby Purchaser will take any and all action necessary to continue such designation in full force and effect and to advise the Trustee of any change of address of such Process Agent and should such Process Agent become unavailable for this purpose for any reason, the Standby Purchaser will promptly and irrevocably designate a new Process Agent within New York, New York, which will agree to act as such, with the powers and for the purposes specified in this subsection (c). The Standby Purchaser irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding by hand delivery, to it at its address set forth in
Section 11 or to any other address of which it shall have given notice pursuant to Section 11 or to its Process Agent. Service upon the Standby Purchaser or the Process Agent as provided for herein will, to the fullest extent permitted by law, constitute valid and effective personal service upon it and the failure of the Process Agent to give any notice of such service to the Standby Purchaser shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon.

          (d) The Standby Purchaser irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents to which it is or is to be a party in any New York State or federal court. The Standby Purchaser hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

          (e) THE STANDBY PURCHASER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM

(WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE TRANSACTION DOCUMENTS, THE ADVANCES OR THE ACTIONS OF ANY NOTEHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

          (f) This Agreement and any other documents delivered pursuant hereto, and any actions taken hereunder, constitute commercial acts by the Standby Purchaser. The Standby Purchaser irrevocably and unconditionally and to the fullest extent permitted by law, waives, and agrees not to plead or claim, any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) for itself, the Issuer or any of their property, assets or revenues wherever located with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement or any document delivered pursuant hereto, in each case for the benefit of each assigns, it being intended that the foregoing waiver and agreement will be effective, irrevocable and not subject to withdrawal in any and all jurisdictions, and, without limiting the generality of the foregoing, agrees that the waivers set forth in this subsection (f) shall have the fullest scope permitted under the United States Foreign Sovereign Immunities Act of 1976 and are intended to be irrevocable for the purposes of such act.

          SECTION 18. Execution in Counterparts. This Agreement and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

          SECTION 19. Pledge of Interests. (a) The Standby Purchaser hereby pledges to the Trustee (for the benefit of the Noteholders) and grants a continuing security interest in, all of its interest (if any) in (a) the Payment Account, (b) all funds from time to time on deposit in the Payment Account, (c) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or on deposit in the Payment Account, and
(d) all proceeds of any of the foregoing (together, the "Collateral"). The Standby Purchaser agrees to take all such action as is required by applicable Law or as the Trustee may require, including delivering Opinions of Counsel in form and substance acceptable to the Trustee, as to the grant and perfection of the foregoing security interests.

          (b) The security interest granted in the Collateral, shall secure the payment of all obligations of the Standby Purchaser now or hereafter existing under the Transaction Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise. The Standby Purchaser represents and warrants that it has not heretofore pledged, conveyed, granted a lien on, or security interest in, or otherwise encumbered any of the Collateral in favor of any Person under U.S., Cayman, Brazilian or other Law.

          SECTION 20. Entire Agreement. This Agreement, together with the Indenture and the Notes, sets forth the entire agreement of the parties hereto with respect to the subject matter hereof.

          IN WITNESS WHEREOF, the Standby Purchaser has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                        PETROLEO BRASILEIRO S.A.--PETROBRAS


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        WITNESSES:

                                        1.
                                           -------------------------------------
                                           Name:

                                        2.
                                           -------------------------------------
                                           Name:

                                                      Standby Purchase Agreement

STATE OF NEW YORK    )
                     )   ss:
COUNTY OF NEW YORK   )

     On this [____] day of [____________], before me personally came [___________], to me known, who, being by me duly sworn, did depose and say that he is the [___________] of Petroleo Brasileiro S.A. - Petrobras, a corporation described in and which executed the foregoing instrument and acknowledges said instrument to be the free act and deed of said entity.

     On this [____] day of [_____________], before me personally came [______________] and [____________] to me personally known, who being by me sworn, did depose and say that they signed their names to the foregoing instrument as witnesses.

[Notarial Seal]

                                        ----------------------------------------
                                        Notary Public
                                        COMMISSION EXPIRES

ACKNOWLEDGED:

THE BANK OF NEW YORK, as Trustee and not in its individual capacity


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------

WITNESSES:

1.
   ----------------------------------
   Name:

2.
   ----------------------------------
   Name:

STATE OF NEW YORK    )
                     )   ss:
COUNTY OF NEW YORK   )

     On this [____] day of [_________], before me personally came [_________], to me known, who, being by me duly sworn, did depose and say that she is the [__________] of THE BANK OF NEW YORK described in and which executed the foregoing instrument and acknowledges said instrument to be the free act and deed of said entity.

     On this [_____] day of [__________], before me personally came [__________] and [__________] to me personally known, who being by me sworn, did depose and say that they signed their names to the foregoing instrument as witnesses.

[Notarial Seal]

                                        ----------------------------------------
                                        Notary Public
                                        COMMISSION EXPIRES

                                                                       EXHIBIT A

                       FORM OF PARTIAL NON-PAYMENT NOTICE

                                                --------------------------------
                                                [Date]

VIA FACSIMILE

Petroleo Brasileiro S.A. - Petrobras
Avenida Republica do Chile, 65
20035-900 Rio de Janeiro
Brazil

Attention : Servio Tulio Tinoco
Head of Trade Finance & Foreign Exchange

                     Petrobras International Finance Company
                    U.S.$[_______] Global Notes due [______]

Dear Ladies and Gentlemen:

          Reference is made to that certain indenture dated as of December 15, 2006 (the "Original Indenture") between Petrobras International Finance Company ("PIFCo") and The Bank of New York, a New York banking corporation (the "Trustee"), as supplemented by the [______] supplemental indenture among the Issuer, Petroleo Brasileiro, S.A. - Petrobras ("Petrobras") and the Trustee dated as of [______] (the "[______] Supplemental Indenture"). The Original Indenture, as supplemented by the [______] Supplemental Indenture, and as amended or supplemented from time to time, with respect to the Notes is hereinafter referred to as the "Indenture." Reference is also made to that certain Standby Purchase Agreement (as amended or supplemented from time to time, the "Standby Purchase Agreement") dated as of [ ] between the Trustee and Petrobras pursuant to which Petrobras has undertaken to purchase from the holders of PIFCo's [______] Global Notes due [______] (the "Notes") such holders' right to receive unpaid amounts due and owing on such Notes. Capitalized terms not defined herein shall have the meanings set forth in the Standby Purchase Agreement.

          By this notice, the undersigned, acting on behalf of the holders of the Notes, hereby advises you as follows:

          1. On [date], PIFCo was obligated to make a payment of [principal] [interest] [Additional Amounts] [other amounts under the Indenture] in an amount equal to U.S.$_________ in respect of [principal] [interest] [Additional Amounts] [other amounts due under the Indenture] (the "Overdue Amount"). This notice constitutes a Partial Non-Payment Notice as contemplated in the Standby Purchase Agreement.

          2. Pursuant to the Standby Purchase Agreement, you are obligated to purchase from the holders of the Notes their right to receive the Overdue Amount.

          3. Pursuant to the Standby Purchase Agreement, you are hereby directed to purchase the right of the holders of the Notes to receive the Overdue Amount and to make a payment to the Trustee, on behalf of the holders of the Notes, in partial satisfaction of your obligation to purchase the right to Overdue Amount.

          4. You are hereby directed to pay immediately the Overdue Amount to the Payment Account referenced in the Standby Purchase Agreement (Account No. ______) together with interest on such Overdue Amount, at the rates specified in the Standby Purchase Agreement, from the date PIFCo was itself obligated to pay the Overdue Amount (the "Liability Date"), through and including the date that payment by you is actually made.

          5. Petrobras is requested to acknowledge receipt of this notice by countersigning in the space provided below and returning a copy of the same to the Issuer at the address provided in the Standby Purchase Agreement with a copy by facsimile to the Trustee at fax: (212) 623-6207 (Attention: Institutional Trust Services).

                                        THE BANK OF NEW YORK, as Trustee


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

ACKNOWLEDGED & AGREED

PETROLEO BRASILEIRO S.A.--PETROBRAS


By:
    --------------------------------
Name:
      ------------------------------
Title:
       -----------------------------
Date:
      ------------------------------

                                                                       EXHIBIT B

                        FORM OF TOTAL NON-PAYMENT NOTICE

                                                --------------------------------
                                                [Date]

VIA FACSIMILE

Petroleo Brasileiro S.A. - Petrobras
Avenida Republica do Chile, 65
20035-900 Rio de Janeiro
Brazil

Attention : Servio Tulio Tinoco
Head of Trade Finance & Foreign Exchange

                     Petrobras International Finance Company
                     U.S.$[______] Global Notes due [______]

Dear Sirs:

          Reference is made to that certain indenture dated as of December 15, 2006 (the "Original Indenture") between Petrobras International Finance Company ("PIFCo") and The Bank of New York, a New York banking corporation (the "Trustee"), as supplemented by the [______] supplemental indenture among the Issuer, Petroleo Brasileiro, S.A. - Petrobras ("Petrobras") and the Trustee dated as of [______] (the "[______] Supplemental Indenture"). The Original Indenture, as supplemented by the [______] Supplemental Indenture, and as amended or supplemented from time to time with respect to the Notes, is hereinafter referred to as the "Indenture." Reference is also made to that certain Standby Purchase Agreement (as amended or supplemented from time to time, the "Standby Purchase Agreement") dated as of [_____] between the Trustee and Petroleo Brasileiro, S.A. - Petrobras ("Petrobras") pursuant to which Petrobras has undertaken to purchase from the holders of PIFCo's [______] Global Notes due [______] (the "Notes") such holders' right to receive unpaid amounts due and owing on such Notes. Capitalized terms not defined herein shall have the meanings set forth in the Standby Purchase Agreement.

          By this notice, the undersigned, acting on behalf of the holders of the Notes, hereby advises you as follows:

          1. On [date], PIFCo was obligated to make a payment of [principal] [interest] [Additional Amounts] [other amounts under the Indenture] in an amount equal to U.S.$___________ in respect of [principal] [interest] [Additional Amounts] [other amounts due under the Indenture] (the "Overdue

               Amount"). This notice constitutes a Total Non-Payment Notice as contemplated in the Standby Purchase Agreement.

          2. Pursuant to the Standby Purchase Agreement, you are obligated to purchase from the holders of the Notes their right to receive the Overdue Amount.

          3. Pursuant to the Standby Purchase Agreement, you are hereby directed to purchase the right of the holders of the Notes to receive the Overdue Amount and to make a payment to the Trustee, on behalf of the holders of the Notes, in partial satisfaction of your obligation to purchase the right to Overdue Amount.

          4. You are hereby directed to pay immediately the Overdue Amount to the Payment Account referenced in the Standby Purchase Agreement (Account No. ______) together with interest on such Overdue Amount, at the rates specified in the Standby Purchase Agreement, from the date PIFCo was itself obligated to pay the Overdue Amount through and including the date that payment by you is actually made.

          5. Petrobras is requested to acknowledge receipt of this notice by countersigning in the space provided below and returning a copy of the same to the Issuer at the address provided in the Standby Purchase Agreement with a copy by facsimile to the Trustee at fax: (212) 623-6207 (Attention: Institutional Trust Services).

                                        THE BANK OF NEW YORK, as Trustee


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

ACKNOWLEDGED & AGREED

PETROLEO BRASILEIRO S.A.--PETROBRAS


By:
    --------------------------------
Name:
      ------------------------------
Title:
       -----------------------------
Date:
      ------------------------------


                                       B-2